Item 3. Bankruptcy or Receivership
Item 7. Financial Statements and Exhibits.
EXHIBIT INDEX
Exhibit 2.1
Exhibit 2.2
Exhibit 2.3
Exhibit 99.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 30, 2002

Date of Report (date of earliest event reported)

KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	0-16852	94-2914864

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1710 Automation Parkway
San Jose, California 95131

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 576-2000

N/A

(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership

     As previously reported, on August 24, 2001, Komag, Incorporated (the “Company”) voluntarily filed a petition for creditor protection under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”). The Further Modified First Amended and Restated Plan of Reorganization, dated May 7, 2002 (the “Plan”) was confirmed by the Bankruptcy Court on May 9, 2002 and became effective on June 30, 2002 (the “Effective Date”).

     The Plan is attached as Exhibit 2.1 hereto and is hereby incorporated by reference in its entirety. A copy of the order confirming the Plan is filed herewith as Exhibit 2.2 and is hereby incorporated by reference in its entirety. The press release issued by the Company on July 1, 2002 announcing that the Plan became effective and that the Company had emerged from bankruptcy is attached as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety.

     As of May 26, 2002, the assets and liabilities of the Company on a historical cost basis were $391.9 million and $555.1 million, respectively.

     Pursuant to the terms and conditions of the Plan, on the Effective Date, all of the Company’s old common stock, of which 111,924,983 shares were issued and outstanding as of June 29, 2002, as well as outstanding warrants and common stock options, were cancelled. All of the Company’s pre-bankruptcy debt and certain other liabilities totaling approximately $522 million were cancelled and satisfied pursuant to the terms and conditions of the Plan through several means, including cash distributions, issuance of shares of new common stock, issuance of warrants to purchase shares of new common stock, and issuance of new notes. In addition, the following actions, among others, have occurred in connection with the effectiveness of the Plan:

•	The Company amended and restated its Bylaws and also filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2002 authorizing an aggregate of 50,000,000 shares of its new common stock, par value $0.01 per share (CUSIP No. 500453 20 4). The company’s new common stock trades on the Nasdaq OTC Bulletin Board under the symbol “KOMGV.”

•	The Company authorized the issuance of approximately 24.5 million shares of its new common stock in the amounts and to the persons set forth in the Plan, including approximately 1.6 million shares of restricted stock, subject to vesting restrictions, to certain employees as set forth below.

•	The Company entered into a Warrant Agreement with Wells Fargo Bank Minnesota, N.A., as Warrant Agent, which provides for the issuance by the Company of warrants to purchase up to an aggregate of 1,000,000 shares of its common stock to former holders of certain subordinated notes of the Company as set forth in the Plan.

•	The Company adopted an Employee Retention Bonus Plan to make certain cash payments and restricted stock grants to eligible employees. The Company also adopted a 20O2 Qualified Stock Plan, under which the shares of restricted stock will be issued and the Company may, in the future, grant options to purchase shares of its new common stock.

•	The Company entered into a revolving credit facility (the “Exit Facility”) with a maximum availability of $15 million to be used for general corporate and working capital purposes should the Company require additional funds. Borrowings under the Exit Facility bear interest at rate of 12% per annum on outstanding borrowings and are secured by the capital stock of certain subsidiaries of the Company and the Company’s personal and real property.

•	The Company issued Senior Secured Notes due 2007 that mature on June 30, 2007 in the aggregate principal amount of $128,832,000. The notes contain a cash pay portion and a pay in kind, or PIK, portion. The cash pay portion of the notes bears interest at the greater of 8% per annum and 3% over the prime rate as published in the Wall Street Journal, Western Edition, payable in arrears on the 15th day of each month beginning July 15, 2002 until maturity. The PIK portion of the notes bears interest at 12% per annum, also payable in arrears on the 15th day of each month beginning July 15, 2002 until maturity. The Senior Secured Notes are secured by the capital stock of certain subsidiaries of the Company and the Company’s personal and real property.

•	The Company issued Junior Secured Notes due 2007 maturing on December 31, 2007 in the aggregate principal amount of $7,000,000. The notes bear interest at 12% per annum, payable in arrears on the 15th day of each month beginning July 15, 2002 until maturity. The Junior Secured Notes are secured by the capital stock of certain subsidiaries of the Company and the Company’s personal and real property.

•	The Company entered into two Intercreditor Agreements that establish the relationships and priorities of the Company’s various secured creditors.

•	The Company entered into a Registration Rights Agreement, whereby it agreed to register certain shares of its new common stock and certain Senior Notes Due 2007 held by persons who are not eligible to take advantage of the resale provisions set forth in Section 1145(b) of the Bankruptcy Code. If the Company does not meet its obligations under this agreement in a timely manner, it will be subject to certain financial penalties.

Item 7. Financial Statements and Exhibits.

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Exhibits.

2.1	Komag Incorporated’s Further Modified First Amended Plan of Reorganization, dated May 7, 2002.
2.2	Findings of Fact, Conclusions of Law and order Confirming Modified First Amended Plan of Reorganization of Komag, Incorporated, dated May 9, 2002.
2.3	Disclosure Statement approved by the United States Bankruptcy Court for the Northern District of California on November 16, 2001.
99.1	Text of press release dated July 1, 2002.

\

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated, a Delaware corporation

Dated: July 11, 2002	By:	/S/ Thian Hoo Tan

Thian Hoo Tan Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Komag Incorporated’s Further Modified First Amended Plan of Reorganization, dated May 7, 2002.
2.2	Findings of Fact, Conclusions of Law and order Confirming Modified First Amended Plan of Reorganization of Komag, Incorporated, dated May 9, 2002.
2.3	Disclosure Statement approved by the United States Bankruptcy Court for the Northern District of California on November 16, 2001.
99.1	Text of press release dated July 1, 2002.